EXHIBIT 99.1

FOR IMMEDIATE RELEASE: August 11, 2005

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President of Casino Operations and
Chief Financial Officer
303-582-1117 ext. 7249

Jacobs Entertainment, Inc. Reports Second Quarter and Six Months Results

Black Hawk, Colorado – Jacobs Entertainment, Inc. (JEI), an owner and operator of multiple gaming properties, today announced unaudited financial results for its second quarter and six-month period ended June 30, 2005.

Net revenue for the second quarter of 2005 was $56.8 million compared to $49.0 million in the second quarter in the previous year.  Net income for the second quarter of 2005 was $720,000 compared to net income of $2.4 million in the same quarter in the previous year.

Net revenue for the six-month period ended June 30, 2005 was $107.9 million compared to $95.2 million for the six-month period ended June 30, 2004.  Net income for the six-month period ended June 30, 2005 was $1.8 million compared to $5.9 million for the same period in the previous year.

JEI will host a conference call to discuss its second quarter and six-month 2005 operating results.  The conference call will be held at 11:00 a.m. Eastern Time on Friday, August 12, 2005, and will be hosted by Stephen R. Roark, President of Casino Operations and CFO for JEI and Ian M. Stewart, President of Pari-Mutuel and Video Poker Operations, along with other members of the management team of various subsidiary companies of JEI.

To participate in the JEI conference call on Friday, August 12, 2005, at 11:00 a.m. Eastern Time, please dial 800-822-4794 and give confirmation code 9024041.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Friday, August 12, 2005, at 2:00 p.m. Eastern Time.  To access the replay, please dial 888-203-1112 and reference the confirmation code 9024041. The replay will continue until midnight Eastern Time, Friday, August 19, 2005.

Based in Black Hawk, Colorado, Jacobs Entertainment is the owner and operator of the Lodge Casino at Black Hawk, the Gilpin Hotel Casino in Black Hawk, The Gold Dust West Casino in Reno, Nevada (the casino properties), Colonial Downs Racetrack, and six related off-track wagering facilities in Virginia and nine truck plaza video gaming facilities in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way:  intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

JACOBS ENTERTAINMENT, INC.

FINANCIAL HIGHLIGHTS (unaudited)

(dollars in thousands)

SELECTED INCOME STATEMENT DATA

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenue:
Casinos	$29,177	$27,099	$56,640	$54,167
Truck stops	7,613	6,146	15,140	12,601
Pari mutuel	9,392	8,863	17,300	16,548
Food, beverage, fuel & other	16,393	11,747	30,019	21,828
Promotional allowances	(5,772)	(4,867)	(11,234)	(9,957)
Net revenue	$56,803	$48,988	$107,865	$95,187

Total Cost and Expenses	$50,461	$41,660	$95,186	$79,518

Net Income	$720	$2,405	$1,818	$5,860

SELECTED BALANCE SHEET DATA

	June 30	December 31
	2005	2004

Total Assets	$266,187	$252,266
Total Liabilities	$204,183	$177,662
Stockholders’ Equity	$62,004	$74,604

(more)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION

(dollars in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net income as reported above	$720	$2,405	$1,818	$5,860
Add:
Interest, net	5,622	4,923	10,861	9,809
Depreciation and amortization	2,624	2,517	5,168	4,966
EBITDA	$8,966	$9,845	$17,847	$20,635

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